Exhibit 10.91

Warrenville, IL (Hilton Garden Inn)

PURCHASE CONTRACT

between

WARRIWHITE, LLC (“SELLER”)

(“SELLER”)

AND

APPLE NINE HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: September 10, 2010

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8.6	Access to Financial Information	18

8.7	Bulk Sales	19

8.8	Indemnification	19

8.9	Liquor Licenses	22

ARTICLE IX	CONDITIONS FOR CLOSING	22

9.1	Buyer’s Conditions for Closing	22

9.2	Seller’s Conditions for Closing	23

ARTICLE X	CLOSING AND CONVEYANCE	24

10.1	Closing	24

10.2	Deliveries of Seller	24

10.3	Buyer’s Deliveries	25

ARTICLE XI	COSTS	26

11.1	Seller’s Costs	26

11.2	Buyer’s Costs	26

ARTICLE XII	ADJUSTMENTS	26

12.1	Adjustments	26

12.2	Reconciliation and Final Payment	28

12.3	Employees	28

ARTICLE XIII	CASUALTY AND CONDEMNATION	29

13.1	Risk of Loss; Notice	29

13.2	Buyer’s Termination Right	29

13.3	Procedure for Closing	29

ARTICLE XIV	DEFAULT REMEDIES	29

14.1	Buyer Default	29

14.2	Seller Default	30

14.3	Attorney’s Fees	30

ARTICLE XV	NOTICES	30

ARTICLE XVI	MISCELLANEOUS	31

16.1	Performance	31

16.2	Binding Effect; Assignment	31

16.3	Entire Agreement	31

16.4	Governing Law	31

16.5	Captions	31

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16.6	Confidentiality	32

16.7	Closing Documents	32

16.8	Counterparts	32

16.9	Severability	32

16.10	Interpretation	32

16.11	(Intentionally Omitted)	32

16.12	Further Acts	32

16.13	Joint and Several Obligations	33

SCHEDULES:

Schedule 3.1	Due Diligence List

EXHIBITS:

Exhibit A	Legal Description of Land
Exhibit B	Environmental Reports
Exhibit C	Escrow Agreement
Exhibit D	FF&E List
Exhibit E	New Management Agreement
Exhibit F	Post-Closing Agreement
Exhibit G	Consents and Approvals
Exhibit H	Property Agreements
Exhibit I	Pending Claims or Litigation
Exhibit J	Liquor License Agreement
Exhibit K	Other Contracts

iii

PURCHASE CONTRACT

          This PURCHASE CONTRACT (this “Contract”) is made and entered into as of September 10, 2010, by and between WARRIWHITE, LLC, an Indiana limited liability company (“Seller”) with a principal office at 1000 East 80th Place, Suite 600 North, Merrillville, Indiana 46410 and APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219 (“Buyer”)

RECITALS

          A. Seller is the fee simple owner of that certain hotel property commonly known as the Hilton Garden Inn Warrenville, located at 28351 Dodge Drive, Warrenville, IL 60555 (the “Hotel”) identified in on Exhibit A attached hereto and incorporated by reference.

          B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

          “Additional Deposit” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).

          “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

          “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

          “Brand” shall mean Hilton Garden Inn, the hotel brand or franchise under which the Hotel operates.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the state in which the Property is located.

          “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

          “Closing Date” shall have the meaning set forth in Section 10.1.

          “Construction Plans” shall mean the construction plans, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports to the extent the same are (i) in the possession or control of Seller and (ii) can be transferred or assigned by Seller without default, penalty or payment of a fee or charge.

          “Deed” shall have the meaning set forth in Section 10.2(a).

          “Deposits” shall mean, all prepaid rents and deposits received by Seller from any tenant or guest of the Property, refundable security deposits and rental deposits received by Seller from any tenant or guest of the Property, and all other deposits for advance reservations, banquets or future services received by Seller from any tenant or guest of the Property, to the extent the same is received or collected in connection with the use or occupancy of the Improvements. “Deposits” shall exclude all reserves and/or accounts funded by Seller, including without limitation, reserves for real property taxes, reserves to pay insurance, reserves to cover all other potential liabilities and claims, utility deposits, any reserves for replacement of FF&E and for capital repairs and/or improvements.

          “Due Diligence Examination” shall have the meaning set forth in Section 3.2.

          “Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

          “Environmental Reports” shall mean those environmental reports and studies relating to the Land as are listed on Exhibit B attached hereto.

          “Escrow Agent” shall have the meaning set forth in Section 2.5(a).

          “Escrow Agreement” shall have the meaning set forth in Section 2.5(b), and shall be in the form attached hereto as Exhibit C.

          “Escrow Funds” shall have the meaning set forth in Section 8.9.

          “Exception Documents” shall have the meaning set forth in Section 4.2.

          “Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

          “Existing Management Agreement” shall mean that certain management agreement between the Seller and the Manager for the operation and management of the Hotel.

          “FF&E” shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Seller, and located at or used in connection with the ownership, operation or maintenance of the Real Property, but expressly excluding (i) all property owned by Seller or any of its Affiliates not normally located at such Real Property and used, but not exclusively, in connection with the operation of such Real Property, (ii) all items, tangible or intangible, containing proprietary information, (iii) computer software, except to the extent that such software is used in connection with the operation of the Real Property and may be assigned upon assignment of a license to Buyer, which Buyer agrees to assume, (iv) all cash in vending machines and ATMs at the Real Property and in cash accounts in Seller’s or Manager’s name, and (v) such other items as are specifically reserved for herein by Seller. A current list of FF&E is attached hereto as Exhibit D.

          “FF&E Leases” shall mean, to the extent assignable by Seller without default, penalty or payment of a fee or charge, all leases of any FF&E by Seller and other contracts to which Seller is a party permitting the use of any FF&E at the Improvements.

          “Financial Statements” shall have the meaning set forth in Section 3.1(b).

          “Franchisor” shall mean Hilton Inns, Inc.

          “Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

          “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

          “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Initial Deposit” shall have the meaning set forth in Section 2.5(a).

          “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights, mineral rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

          “Leases” shall mean, to the extent assignable by Seller, all leases and occupancy agreements, if any, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, concessionaires or other entities thereunder.

          “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

          “Licenses” shall mean, to the extent assignable by Seller without default, penalty or the payment of a fee or charge, all permits, licenses, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

          “Liquor Licenses” shall have the meaning set forth in Section 8.9.

          “Manager” shall mean White Lodging Services Corporation, an Indiana corporation.

          “New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

          “New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date, the form of which is attached hereto as Exhibit E.

          “Other Contracts” shall have the meaning set forth in Section 9.1.

          “Other Properties” shall have the meaning set forth in Section 9.1.

          “Pending Claims” shall have the meaning set forth in Section 7.1(e).

          “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

          “Personal Property” shall mean, collectively, all of the Property other than the Real Property.

          “PIP” shall mean a product improvement plan for the Hotel, as required by the Manager or the Franchisor, if any.

          “Post-Closing Agreement” shall have the meaning set forth in Section 8.9 and shall be in the form attached hereto as Exhibit F.

          “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Real Property, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Construction Plans, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following, to the extent the same are transferable or assignable without default, penalty or the payment of a fee or charge, that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, Tradenames, Construction Plans and FF&E Lease.

          “Purchase Price” shall have the meaning set forth in Section 2.2.

          “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

          “Records” shall mean, to the extent the same are transferable or assignable, all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

          “Review Period” shall have the meaning set forth in Section 3.1.

          “SEC” shall have the meaning set forth in Section 8.6.

          “Seller’s knowledge” shall mean the actual (and not constructive or imputed) knowledge of Lawrence E. Burnell or Deno Yiankes.

          “Seller Liens” shall have the meaning set forth in Section 4.3.

          “Seller Parties” shall have the meaning set forth in Section 7.1(e).

          “Service Contracts” shall mean, to the extent the same are transferable or assignable without default, penalty or the payment of a fee or charge, all maintenance, supply, service or utility contracts or agreements in effect as of the Closing Date.

          “Supplies” shall mean all merchandise, supplies, inventory and other items owned by Seller and used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) that may legally be transferred and assigned, inventory (opened or unopened), office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

          “Survey” shall have the meaning set forth in Section 4.1.

          “Third Party Consents” shall have the meaning set forth in Section 8.3.

          “Title Commitment” shall have the meaning set forth in Section 4.2.

          “Title Company” shall have the meaning set forth in Section 4.2.

          “Title Policy” shall have the meaning set forth in Section 4.2.

          “Title Review Period” shall have the meaning set forth in Section 4.3.

          “Tradenames” shall mean, to the extent assignable or transferable without default, penalty or the payment of a fee or charge, all of Seller’s interest in any telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise or license is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer if assignable without default, penalty or the payment of a fee or charge).

          “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Seller shall be responsible for any requests or documents to transfer the Utility Reservations, at Seller’s sole cost and expense.

          “Warranties” shall mean, to the assignable or transferable without default, penalty, voiding or payment of a fee or charge, all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto and available as of Closing.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, franchises (other than any hotel franchises assumed by Buyer), security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encumbrances, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

          2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of TWENTY-TWO MILLION and No/100 Dollars ($22,000,000.00) (the “Purchase Price“).

          2.3 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

          2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit, to the extent that Buyer elects to have it applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

          2.5 Earnest Money Deposit.

                    (a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, prior to the expiration of the Review Period, deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

                    (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes; provided, however, to the extent that Buyer instructs the Escrow Agent to apply the Earnest Money Deposit toward the Purchase Price in accordance with Section 2.4, interest shall be deemed to have accrued to the benefit of Buyer and be reportable by Buyer for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver, or cause the Manager to deliver to Buyer to the extent the same are in the possession or control of Seller for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

                    (a) All Warranties and Licenses relating to the Hotel or any part thereof;

                    (b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party and in Seller’s possession or control that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

                    (c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

                    (d) All Construction Plans (regardless of whether the same can be transferred or assigned), the most recent title policies, reports or commitments, current zoning information and marketing and economic data relating to the Hotel and the construction thereof, as well as copies of the most recent environmental reports, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Construction Plans relating to or affecting the Hotel.

                    (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith;

                    (f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

                    (g) Any other information described on Schedule 3.1 attached hereto.

          Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is in the possession and control of Seller and relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. Notwithstanding any contrary provision of this Contract, such materials shall, at Seller’s election, be placed in an e-room to which Buyer shall have secured access and subject to the provisions of Section 16.6.

          At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. Upon Buyer’s election to terminate this Contract in accordance to this or any other provision herein, upon the request of Seller and reimbursement to Buyer for the cost thereof, Buyer shall deliver to Manager copies of all third-party reports and studies obtained by Buyer and relating to the Property. All such reports and studies shall be delivered by Buyer without representation or warranty as to accuracy.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times and after providing reasonable notice to Seller for the purposes of reviewing all Records except such materials that are available in the e-room, and other reasonably requested data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property (the “Due Diligence Examination”). Seller shall have the right to have its designated representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property. Prior to such inspections, Buyer and its representatives shall be covered by a policy of insurance (which may be a master or umbrella policy) insuring Buyer, Buyer’s agents, Manager and Seller, against any and all liability arising out of Buyer’s or Buyer’s agents’ entry upon and inspection of the Property, including, without limitation, any loss or damage to the Property, with coverage in the amount of not less than Two Million Dollars ($2,000,000) per occurrence. All policies of insurance shall name Manager and Seller as additional insureds and shall be primary, for occurrences related to entry on the Property by Buyer and its agents. Buyer shall provide a certificate of such insurance coverage to Manager.

          3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination. To the extent that, in connection with its investigations, Buyer or its agents, representatives or contractors, damages or disturbs the Property, Buyer shall be responsible for returning the same to substantially the same condition that existed immediately prior to such damage or disturbance. To the extent that Seller elects, in its sole discretion, to undertake the restoration of the Property damaged by Buyer or its agents, representatives or contractors, Buyer shall reimburse Seller for the reasonable costs of such restoration provided that Seller has notified Buyer of the actions proposed to be taken by Seller and the anticipated cost thereof prior to Seller commencing such restoration. The preceding sentence notwithstanding, Seller shall have no obligation to notify Buyer (and Buyer shall not be relieved of its obligation to reimburse Seller) prior to undertaking restoration of a Property if Seller determines, in its reasonable judgment, that immediate remediation is or may be required to prevent injury to persons or the Property. In addition, Buyer shall indemnify, defend and hold harmless Seller and Manager from and against any and all expense, loss or damage (including, without limitation, reasonable attorneys’ fees) which Seller (as owner of the Property) or Manager (as manager) may incur as a result of any act or omission of Buyer or its agents in connection with any such inspections. The foregoing indemnification agreement shall survive the termination of this Contract or the Closing hereunder, as applicable, for a period of one year.

          3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, D, G, H, and I. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto. In the event that Buyer shall arrange for the preparation of any survey for the Real Property, Buyer agrees to instruct the surveyor preparing such survey to deliver copies to (i) Ann Bowman at the address provided in Article XV and (ii) Anne-Therese Bechamps, at Venable LLP, 210 Allegheny Avenue, Towson, Maryland 21204, atbechamps@venable.com.

          4.2 Title. Seller has delivered to Buyer its existing title insurance policy, for its Real Property. During the Review Period, Buyer shall have obtained at its sole cost and expense (i) a title commitment (the “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Ste. 200, Dallas, Texas 75240 (the “Title Company”) for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property; and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain, at its sole cost and expense, for the Real Property an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, (collectively, the “Title Policy”) consistent in all material respects with the Title Commitment. Buyer agrees to instruct the Title Company to deliver copies of the Title Commitment and Exception Documents to (i) Ann Bowman and (ii) Anne-Therese Bechamps as provided in Section 4.1.

          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same. Any contrary provisions of Article XV concerning what does or does not constitute delivery notwithstanding, Buyer shall provide and Seller must actually receive, any notice of objections on or before the fifth (5th) day prior to the expiration of the Review Period (the “Title Review Period”). If Seller has not actually received a written notice of objection to any such matter set forth in the Survey or Title Commitment prior to the expiration of the Title Review Period, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item and shall notify Buyer of its election by written notice within five (5) days after its receipt of notice from Buyer setting forth title or survey objection. If Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness (including vehicle or FF&E leases or financing arrangements) any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing, except to the extent caused by Buyer. If a vehicle or FF&E lease or other financing cannot be released at Closing, Seller shall credit Buyer at Closing with the amount necessary to fully pay off such lease or financing over its term.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

                    (a) At or prior to the Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date, except termination or similar fees, which shall be paid by Buyer. Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement and Buyer shall be responsible for paying all reasonable and actual costs of the Franchisor related to the assignment or termination, as applicable, of the Existing Franchise Agreement.

                    (b) At Closing, Buyer shall enter into the New Management Agreement in the form attached as Exhibit E and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure).

                    (c) Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement. Prior to the expiration of the Review Period, Buyer and Franchisor shall agree on the form and substance of the New Franchise Agreement. Except as otherwise provided in this Contract, the New Franchise Agreement shall contain such terms and conditions as are acceptable to Buyer in its sole and absolute discretion.

ARTICLE VI
BROKERS

          Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

                    (a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Indiana. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit G, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any articles of organization, limited liability company agreement or regulations, or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, or to the Hotel, except as set forth in Exhibit G.

                    (b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

                    (c) Bankruptcy. Neither Seller, nor, to Seller’s knowledge, any of its members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit H. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller (other than that of the Manager) used in connection with the operation and business of the Hotel. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit H or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and to Seller’s knowledge, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

                    (e) Pending Claims. There are no (i) claims, demands, litigation, proceedings or governmental investigations pending or to Seller’s knowledge threatened, against Seller, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit I attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. To Seller’s knowledge, there are no other: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

                    (f) Environmental. Seller has received no written notice that the Real Property is in violation of any Federal, State or local laws governing the storage, release or disposal of any hazardous waste, contaminants, oil, radioactive or other hazardous material on the Real Property, or any portion thereof; and to Seller’s knowledge, except as otherwise disclosed in the Environmental Reports included on Exhibit B hereto, copies of which shall be made available to Buyer, the Real Property is free from any such hazardous waste, contaminants, oil, radioactive and other hazardous materials, except for amounts of any such materials as are reasonably necessary for the maintenance, repair and operation of the Hotel on the Real Property and which are stored, maintained and used in accordance with applicable law.

                    (g) Title and Liens. Except for Seller Liens to be released at Closing, to Seller’s knowledge, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, to Seller’s knowledge, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens which must be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

                    (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

                    (i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To Seller’s knowledge, (i) Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and (ii) each applicable license and permit is in full force and effect, and will, if assignable or transferable as provided in this Contract, be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s knowledge, requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit G.

                    (j) Financial Statements. Seller has delivered copies of all material (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager.

                    (k) Employees. All employees employed at the Hotel are the employees of the Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

                    (l) Operations. The Hotel has at all times been operated by Manager in substantial compliance with all applicable laws, rules, regulations, ordinances and codes.

                    (m) Construction of Hotel.

                              (i) To Seller’s knowledge, the Hotel has been constructed in a good and workmanlike manner without encroachments except as noted on the Survey and in accordance in all material respects with the Construction Plans. To Seller’s knowledge, the Hotel has received all building permits and certificates of occupancy necessary for the operation thereof, and is in compliance with applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

                              (ii) To the best of Seller’s knowledge, the Personal Property is in good condition and operating order.

                    (n) Liability for Breach of Seller Representations. Buyer shall give written notice to Seller if it determines that Seller has breached any representation or warranty made in this Section 7.1. If, as a consequence of such breach, Buyer shall have suffered a loss or incurred damages, then Seller shall be liable to Buyer for payment of such damages. The preceding sentence notwithstanding, in no event shall the liability of Seller with respect to breaches of any representations or warranties made in this Section 7.1 exceed, in the aggregate, the sum of ten percent (10%) of the Purchase Price.

                    (o) Disclaimer of Express or Implied Representations. Except as otherwise expressly provided in this Contract, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property.

          7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

                    (a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received during the Review Period all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

                    (b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (c) Buyer’s Independent Investigations. Pursuant to the terms of this Contract, Seller has agreed to give Buyer the opportunity to investigate all physical aspects of the Property, and to make all such independent inspections and/or investigations of the Property, as Buyer deems necessary or desirable. Buyer acknowledges that it has entered into this Contract with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property.

                    (d) No Reliance. SUBJECT ONLY TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN MADE BY SELLER FOR THE BENEFIT OF BUYER: IN ENTERING INTO THIS CONTRACT, BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, OF SELLER OR ANYONE (INCLUDING MANAGER) ACTING FOR OR ON BEHALF OF SELLER; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS CONTRACT BY SELLER, BUYER ACKNOWLEDGES THAT THE PROPERTY WILL BE ACQUIRED BY BUYER IN ITS “AS IS” CONDITION, WITH ALL FAULTS.

                    (e) Liability for Breach of Buyer Representations. Seller shall give written notice to Buyer if it determines that Buyer has breached any representation or warranty made in this Section 7.2. If, as a consequence of such breach, Seller shall have suffered a loss or incurred damages, then Buyer shall be liable to Seller for payment of damages. The preceding sentence notwithstanding, in no event shall the liability of Buyer with respect to breaches of any representations or warranties made in this Section 7.2 exceed, in the aggregate, the sum of ten percent (10%) of the Purchase Price.

                    (f) Seller Representations Deemed Waived. To the extent that Buyer has actual (not imputed or constructive) knowledge, prior to Closing, that any of Seller’s representations or warranties are inaccurate, untrue, or incorrect and Buyer proceeds to close hereunder, then such misrepresentation or breach of warranty shall be deemed waived by Buyer.

          7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. The representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by the Deed.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

          8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall substantially comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

                    (a) Continue to maintain the Property generally in accordance with prudent business practices and pursuant to and in substantial compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

                    (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Construction Plans, the Warranties and all other applicable contractual arrangements relating to the Hotel;

                    (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

                    (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

                    (e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

                    (f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

                    (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all material federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

                    (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof except agreements with guests in the ordinary course of business; and

                    (i) Except as described in this Contract, not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

          Neither Seller nor Manager shall, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel other than agreements with guests in the ordinary course of business, or extend any existing agreements, unless such agreements (x) can be terminated, without payment or penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

          8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit G and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

          8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the following persons on the Hotel staff and the Manager’s staff: the general manager, the director of sales, and the director of engineering, at any time before Closing and in the presence of a Seller-designated representative. Buyer covenants and agrees that it shall not interfere with the operations of the Hotel while engaging in such communications, and further agrees that no such communications shall materially or adversely affect the operation of the Property or the Existing Management Agreements.

          8.5 Estoppel Certificates. If requested in writing by Buyer not less than twenty (20) days prior to Closing, Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants or guests of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller, and deliver to Buyer not less than five (5) days before the Closing.

          8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the

Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing with respect to the transaction contemplated by this Contract and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

          8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

          8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

                    (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

                              (i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

                              (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract, subject, however, to the applicable provisions in Section 7.1 and 7.2 of this Contract;

                              (iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

                              (iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

                              (v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

                    (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

                              (i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract, subject, however, to the applicable provisions in Section 7.1 and 7.2 of this Contract;

                              (ii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

                              (iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

                    (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

                              (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                              (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing twenty (20) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within twenty (20) days of notice from such Indemnified Party provided above.

                              (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be unreasonably adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                              (iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                              (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief if the party affected thereby reasonably believes such settlement could establish a custom or precedent which will be adverse to the best interests of its continuing business.

          8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller agrees that Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement in the form attached hereto as Exhibit F (the “Post-Closing Agreement”). Buyer and Seller agree that six (6) months after the Closing Date, the Escrowed Funds shall be reduced to One Hundred Thousand and No/100 Dollars ($100,000.00). If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 1-year period, the Escrow Funds deposited by Seller, together with interest thereon, shall be released to Seller.

          8.10 Liquor Licenses. To the extent that a license or permit required for service of alcoholic beverages at the Property (a “Liquor License”) is issued to Seller, Seller shall, to the extent permitted or not prohibited by applicable laws, rules or regulations, transfer such Liquor License to Buyer at Closing. If a Liquor License cannot be transferred to Buyer by Seller or otherwise obtained by Buyer prior to the scheduled Closing, to the extent permitted or not prohibited by applicable law, Seller shall cooperate with Buyer by entering, or causing its Affiliate holding the current liquor permit for the Property to enter into, an interim alcoholic beverage management agreement with respect to the sale of alcoholic beverages at the Property in a form substantially similar to the agreement attached hereto as Exhibit J. Seller shall also assist and cooperate with Buyer if Buyer elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Property pending issuance of the permanent Liquor License. To the extent that a Liquor License is issued to Manager, Manager shall, to the extent permitted by applicable laws, rules or regulations, continue to hold such Liquor License after Closing. To the extent that Seller and/or Manager is not able to transfer a Liquor License to Buyer at Closing, Seller and/or Manager agree to cooperate with Buyer to facilitate the issuance or transfer of the Liquor License. The foregoing provisions of this Section 8.9 notwithstanding, (i) all costs incurred by Manager and/or Seller in connection with obtaining or transferring Liquor License for the Property shall be borne by Buyer, and (ii) neither Seller nor Manager shall have any obligation to transfer an existing liquor permit to Buyer prior to Closing, and (iii) Buyer shall not obtain, and Seller and Manager shall have no obligation to pursue, any Liquor License for the Property prior to Closing if the issuance of such Liquor License would impact the rights of Seller or Manager under any existing liquor permit, and (iv) if this Contract is terminated, Buyer agrees to promptly withdraw any pending application for a Liquor License for the Property.

ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to terminate this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to terminate this Contract, in which case the Earnest Money Deposit shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

                    (a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

                    (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

                    (d) Third Party Consents in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.

                    (e) The Existing Franchise Agreement shall have been terminated.

                    (f) The Existing Management Agreement shall have been terminated and Buyer and the Manager shall have executed and delivered the New Management Agreement consistent with the form attached hereto as Exhibit E.

                    (g) Buyer and Franchisor shall have executed (or Franchisor has unconditionally committed to execute) the New Franchise Agreement.

                    (h) Seller shall have complied, in all material respects, with its obligations under the thirteen (13) other purchase contracts (“Other Contracts”), each of even date herewith and all of which are more particularly described on Exhibit K hereto; and Seller shall be unconditionally prepared to close on the sale of the hotel properties described in the Other Contracts (“Other Properties”) simultaneously with Closing on the Property.

          9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to terminate this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to terminate this Contract, in which case the remaining Earnest Money Deposit shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

                    (a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

                    (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

                    (d) Buyer shall have complied, in all material respects, with its obligations under the Other Contracts; and Buyer shall be unconditionally prepared to close on the acquisition of the Other Properties simultaneously with Closing on the Property.

                    (e) To the extent required under the Existing Franchise Agreement, Franchisor shall have consented to a sale of the Property to Buyer and the Existing Franchise Agreement shall have been terminated.

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property (“Closing Date”) shall occur on a date selected by Buyer and agreed upon by Seller that is the later of (a) fifteen (15) business days after expiration of the Review Period or (b) the date Buyer receives the New Franchise Agreement executed by the Franchisor, provided in either case that all conditions to Closing hereunder have been satisfied. The foregoing provisions of this Section 10.1 notwithstanding, the Closing Date shall not be later than December 15, 2010. The Closing shall be held via escrow at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

          10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the documents and materials set forth in (a) through (l) below. All instruments shall be properly executed and conveyance instruments shall be acknowledged and in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to the conclusion of the Review Period):

                    (a) Deed. A Special Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

                    (b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel if allowed by law).

                    (c) Existing Management and Franchise Agreements. Evidence, reasonably satisfactory to Buyer, that the Existing Management Agreement has been terminated and the Existing Franchise Agreement has been terminated.

                    (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit H. The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Construction Plans and all other intangible Personal Property applicable to the Hotel. The assignments shall contain cross-indemnities by Buyer and Seller for their respective periods of ownership.

                    (e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

                    (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company as a condition to issuance of the Owner’s Title Policy.

                    (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

                    (h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

                    (i) Authority Documents. Certified copy of resolutions of the Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which Seller was formed.

                    (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, the Construction Plans, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts.

                    (l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

          10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

                    (a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

                    (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

                    (c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title

Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

          All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, excise, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for any costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering all or any portion of the Property.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable). Buyer shall also be responsible for the fees for and all costs associated with the performance of the PIP, all costs incurred in performing due diligence and securing financing to complete the transaction, including without limitation: (i) appraisals; (ii) fees and costs paid to any lender in connection with obtaining financing for the Property; (iii) fees, charges or costs to record any mortgages or deeds of trust to secure Buyer’s obligations to any lender; and (iv) fees or charges paid or payable to the Title Company to secure a mortgagee title policy.

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the eve of the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller agree that Manager shall determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

                    (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs. Until final tax bills that cover the entire year during which Closing occurred (such that tax liability can reasonably be determined), Seller’s obligation to pay its share of taxes shall continue.

                    (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto. Charges accruing prior to the Closing Date shall be allocated to Seller and charges accruing after Closing Date shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by (or assigned for the benefit of) Buyer at Closing.

                    (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

                    (d) Accounts. All working capital accounts, reserve accounts and escrow accounts of any nature shall remain the property of Seller.

                    (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein. Seller shall receive a credit for all guest ledger receivables, net of credit card commissions, for all room nights and other charges up to but not including the room night during which the Cutoff Time occurs.

                    (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall be split 50/50 between Buyer and Seller.

                    (g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

                    (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

                    (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

                    (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

                    (k) Inventories. No adjustment shall be made for any merchandise, food or beverages held for sale at the Property, all of which shall be included in the Purchase Price. The preceding sentence notwithstanding, merchandise, food and beverages that are owned by third-party tenants do not convey.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date; provided, however, failure to make a final determination within such period shall not relieve the parties of the obligation to make a final determination nor shall it relieve any party of the obligation to pay the other any true-up amounts owed. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. None of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in value.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller, then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and except as otherwise expressly provided herein, both Buyer and Seller shall thereupon be released from all obligations hereunder.

          14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit shall be returned to the Buyer, Seller shall reimburse Buyer for Buyer’s actual and verifiable due diligence costs and expenses (not to exceed $75,000) and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

          All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by fax, when the fax is transmitted to the party’s fax number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Nine Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Justin Knight Fax No.: (804) 344-8129

with a copy to:	Apple Nine Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to Seller:	c/o White Lodging Services Corporation 1000 E. 80th Place Suite 600 North Merrillville, Indiana 46410 Attention: Deno Yiankes Fax No.: (219) 685-6114

with a copy to:

Carol Ann Bowman
1000 East 80th Place, Suite 700 North
Merrillville, Indiana 46410
Fax No.: (219) 680-4226

and to:

M. Jay Yurow
Venable LLP
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182
Fax No. (703) 821-8949

          Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

          16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the jurisdiction in which the Hotel is located (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller. In addition, Buyer agrees that all materials placed in the e-room and otherwise made available for review by Buyer and its consultants and agents shall be handled and treated in a confidential manner; provided, however, that the forgoing provisions shall not be deemed to limit Buyer’s right to disclose the details of the transaction contemplated hereby or to share the materials made available by Seller to Buyer with its legal and financial advisors.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to expiration of the Review Period.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

          16.12 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

          16.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of seller and purchaser.

          16.14 Like-Kind Exchange. Seller shall have the right to structure its transfer of the Property as part of a like-kind exchange to be designated by Seller (including the ability to have title taken in the name of an entity established in order to effectuate such exchange), by providing Buyer with notice of such exchange by not later than ten (10) days prior to the Closing Date (with any documents to be reviewed by Buyer in connection therewith to be submitted to Buyer by not later than five (5) days prior to the Closing Date), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer shall cooperate with a Seller in effecting such exchange (such cooperation to be limited to the review and execution of an assignment to a qualified exchange intermediary and other reasonable requests of Seller and expressly to exclude any arrangement to provide for installment sale treatment), provided that: (i) any costs and expenses incurred by Buyer as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller, (ii) Seller shall indemnify and hold harmless Buyer from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Buyer in effecting the exchange contemplated hereby, including, but not limited to, Buyer’s reasonable attorneys’ fees; and (iii) such exchange shall not result in any delay in Closing the transaction described in this Contract.

[Signatures Begin on Following Page]

          IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

WARRIWHITE, LLC, an Indiana limited liability company

By:	WHITE LODGING SERVICES CORPORATION, an Indiana corporation, its Manager

	By:	/s/ Lawrence E. Burnell

Lawrence E. Burnell Chief Operating Officer

          IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

BUYER:

APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight

Name:	Justin G. Knight

Title:	President

EXHIBIT A

LEGAL DESCRIPTION OF LAND

LOT 5 IN CANTERA SUB-AREA “I” RESUBDIVISION, BEING A RESUBDIVISION OF LOT 1 IN CANTERA SUB-AREA “I”, BEING A SUBDIVISION OF PART OF THE SOUTH HALF OF SECTION 2, TOWNSHIP 38 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF SAID CANTERA SUB-AREA “I” RESUBDIVISION, RECORDED MAY 27, 2003 AS DOCUMENT R2003-195726, IN DUPAGE COUNTY, ILLINOIS.

EXHIBIT B

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment, Dated October 16, 2006, Prepared by Mostardi Platt Environmental for White Lodging Services Corporation.

Reliance Letter, Dated July 26, 2007, Issued by Mostardi Platt Environmental to Warriwhite, LLC and Standard Bank and Trust.

EXHIBIT C

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of _______, 2010 by and among _____________________, a ___________ ________________ (“Seller”), APPLE NINE HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated _______ ___, 2010 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

          WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

                    1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit in a federally-insured interest-bearing account in a national banking association or such other institution as Buyer and Seller may approve. Escrow Agent further acknowledges that all interest accruing on the Deposit shall be paid to the party entitled to the Deposit under the terms of the Contract.

                    2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

                    3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

                              B. If, at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

                              C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

                    4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

                    5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                              B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

                              C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

                    6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

                              B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

                    7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller to:

c/o White Lodging Services Corporation
1000 E. 80th St.
Suite 700 North
Merrillville, Indiana 46410
Attention: Ann Bowman
Fax No.: (219) 680-4226

(ii)	If addressed to Buyer, to:

Apple Nine Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn:
Fax No.: (804) 344-8129

with a copy to:

Apple Nine Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore
Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

                    8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

                    9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

By:

Name:

Title:

BUYER:

APPLE NINE HOSPITALITY OWNERSHIP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

EXHIBIT D

LIST OF FF&E

Description

Arm Chairs
Artwork
Bag Caddy
Banquet Tables/Stack Chairs
Bar Table
Bedding
Bellman’s Cart
Blankets/Tripod
BR/Business Center
Chairs Carpet
Chairs
Check Reader
Clock Radio
Cocktail Table
Coffee Maker/Radio/Dryer
Coffee Station Organizer
Computer Equipment
Corner Guards
Custom Mat
Depository Safe
Desk Chairs
Dining Chairs
Fax Machine
Fire Extinguisher & Cabinet
Fitness Equipment
Floor Cleaning Equipment
Fridges/Microwaves
FRP/Sheathing
Furniture
GR Desk Chairs
Hair Dryers
Hairdryer/Coffeemaker
Headboard
Headboards/Mirrors
HSIA
Interior Signs
Kitchen Equipment

Laundry Equipment
Laundry Scale
Lighting
Linen Chute
Lockers
Luggage Rack Wall Guard
Maintenance Cart/Shelving
Microwave
Mirror Doors
Mobile Sleeper
Office Furniture
OnQ
Operable Partition
Outdoor Signs
Patio Furniture
Patio Heater
PBX System
Plants
PMS Equipment
Pressure Washer
Printer/Scanner/Fax
Projector Cart/Easel
PS Artwork
PS Décor
PTAC Units
Radio
Refrigerator
Safety Equipment
Sheet Folder/Portable Crib
Shelving/Chafing Dishes
Shower Door
Signage
Sleep System
Snow Blower
Software
Soup Warmer
Step Stool
Supplies/Chafing Dishes
Table Clothes
Table Skirt
Tables
Tables/Table Truck
Toilet Accessories
Toilet Partitions
Towel Bars
Towel Rack

Trash Receptacle
TV Mounts
TVs
Umbrella Base
USB Flash Drive
Vacuum
Vanity Mirrors
Voice Messaging
VWC
Waste Basket/Ice Bucket
Waste Receptacle
Window Treatments

EXHIBIT E

FORM OF NEW MANAGEMENT AGREEMENT

          N/A

EXHIBIT F

POST-CLOSING AGREEMENT

          THIS POST-CLOSING AGREEMENT (this “Agreement”) is executed effective as of ________________________ (the “Effective Date”), by and among ______________________ (“Seller”), _____________________________________ (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 8.9 of that certain Purchase Contract dated as of _____________________ between Seller and Buyer (as amended, the “Contract”), as assigned to Buyer pursuant to that certain Assignment of Contract dated of even date herewith, Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Contract) in the amount of Two Hundred Thousand Dollars ($200,000.00) in accordance with the provisions, upon the terms and subject to the conditions of this Agreement; and

          WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contract.

          2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest earned thereon shall constitute part of the Escrow Funds.

          3. Escrow Funds. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Escrow Funds, Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement for a period of one (1) year from and after the Closing Date (the “Escrow Term”) to provide for timely payment of claims made after Closing by Buyer for indemnification, reimbursement, damages or other amounts payable by Seller or for the performance of any of Seller’s obligations (each, a “Claim”) pursuant to the terms of the Contract or this Agreement, including without limitation all indemnification obligations of Seller to Buyer pursuant to Section 8.8 of the Contract. The forgoing provisions of this Section 3 and the Recitals notwithstanding, Seller and Buyer agree that on the date that is six (6) months after the Closing Date, the Escrowed Funds shall be reduced to One Hundred Thousand Dollars ($100,000.00), and Escrow Agent is hereby instructed to pay the amount of Escrowed Funds in excess of One Hundred Thousand Dollars ($100,000.00) to Seller on the date that is six (6) months after the Closing Date.

          4. Claims. Upon the determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within five (5) business days of the date Seller receives, pursuant to Section 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the five (5) business day period and Buyer and Seller are unable to settle the dispute, Buyer and Seller shall petition a court of competent jurisdiction for a resolution of the dispute. Seller and Buyer shall each pay their respective costs incurred in any such court proceedings and shall bear equally the expenses of the Escrow Agent in connection therewith. If Buyer and Seller fail to bring such petition within thirty (30) days after the notice of dispute of claim is received, Escrow Agent may, but is not required, to bring such a petition. In any such action, all parties hereto agree to waive any right to a trial by jury. After settlement or final determination of any dispute relating to a Claim, the Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount, if any, determined to be payable to Buyer. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Contract unless and until all of Buyer’s Claims are paid, discharged and satisfied in full. Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims notwithstanding that the Escrow Funds may be insufficient to pay the same in full, and Seller shall immediately pay to Buyer the amount of any deficiency to satisfy in full the amount of each Claim. Unless otherwise provided herein, if (i) Buyer has not sent any notice of a Claim during the Escrow Term or (ii) (x) all Claims of Buyer have been fully paid, discharged and satisfied to Buyer’s satisfaction during the Escrow Term and (y) a court of competent jurisdiction has resolved any disputes brought before it by Buyer and Seller (or Escrow Agent on its own) and all orders of such court have been complied with, the amount of Escrow Funds remaining with Escrow Agent at the expiration of the Escrow Term, together with any interest accrued thereon, shall (subject to the terms of this Agreement) be promptly returned to Seller by Escrow Agent; provided, however, the return of any Escrow Funds not shall terminate or relieve Seller of its unsatisfied post-closing obligations, if any, to Buyer under the Contract.

          5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

          6. Liabilities of Escrow Agent.

                    a. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                    b. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

                    c. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

          7. Resignation or Termination of Escrow Agent.

                    a. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) business days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) business day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds are released in accordance with subsection 7.b. below, in each case, without liability or responsibility.

                    b. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

          8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If addressed to Seller, to:

c/o White Lodging Services Corporation
701 East 83rd Avenue
Merrillville, Indiana 46410
Attn: Lawrence E. Burnell
Chief Operating Officer
Fax No.: (219) 685-6114

With a copy to:

Carol Ann Bowman
1000 East 80th Place, Suite 700 North
Merrillville, Indiana 46410
Fax No.: (210) 680-4226

If addressed to Buyer, to:

Apple Nine Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Justin Knight
Fax No.: (804) 344-8129

with a copy to:

Apple Nine Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

If addressed to Escrow Agent, to:

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

          9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

          10. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of the Property and delivery of the Deed and shall not be in limitation or in lieu of, the other rights and remedies available to Buyer under the Contract.

[Signatures on Next Page]

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

By:

Name:

Title:

BUYER:

APPLE NINE HOSPITALITY OWNERSHIP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

EXHIBIT G

CONSENTS AND APPROVALS

A. Consents Under Hotel Contracts1

World Cinema, Inc. (relating to the 8/5/2008 agreement shown on Exhibit H)

Hilton Systems Solutions, LLC. (relating to the 8/17/2008 agreement shown on Exhibit H)

Constellation New Energy, Inc. (relating to the 7/13/2009 agreement shown on Exhibit H)

Centerpoint Energy Services, Inc. (relating to the 6/23/2010 agreement shown on Exhibit H)

B. Governmental Approvals and Consents

City of Warrenville (Retailer Permit)

State of Illinois Liquor Control Commission (Liquor License)

[1] A number of the agreements identified on Exhibit H are in the name of the Manager.  Some of these agreements take the form of “Master Agreements” affecting multiple properties, including the Hotel.  Other agreements are specifically applicable to the Hotel (together with the Master Agreements, “Manager Agreements”).  Given that Manager will continue as manager of the Hotel after Closing, and that the Hotel may remain subject to the Manager Agreements, Seller and Manager will jointly determine (i) whether the Manager Agreements will continue to be effective following Closing without further action on behalf of the Manager, Seller or Buyer and (ii) to the extent consent or approvals are necessary to ensure that the Manager Agreements remain effective, the Seller or Manager, as necessary, will make a good faith effort to obtain the necessary consent or approvals.

EXHIBIT H

PROPERTY AGREEMENTS

Name	Dated	Between

SESAC Hotel, Motel, and Resort Group Performance License	1/1/2009	White Lodging Services Corporation (master agreement) and SESAC, LLC
Newmarket International, Inc. Software License Agreement	5/30/2002	White Lodging Services Corporation (master agreement) and Newmarket International, Inc.
Commercial Sales Agreement	4/1/2008	White Lodging Services Corporation and ADT Security Services, Inc.
Standard Elevator/Escalator Maintenance Contract	4/1/2007	White Lodging Services and Otis Elevator Company
Landscape Management Proposal	4/20/2010	Hilton Garden Inn - Warrenville and Brickman Group, LTD
Satellite Programming License and Equipment Lease	8/5/2008	Warri white, LLC and World Cinema, Inc
Hilton High Speed Internet Access Agreement	8/17/2008	Warriwhite, LLC and Hilton Systems Solutions, LLC
Electricity Supply Agreement	7/13/2009	Warriwhite, LLC and Constellation Newenergy, Inc.
Energy Service Agreement	6/23/2010	Warriwhite, LLC and Centerpoint Energy Services, Inc.
Maintenance Agreement	8/25/2008	White Lodging Services and OCE Imagistics

EXHIBIT I

PENDING CLAIMS OR LITIGATION

Workers Compensation Claim filed by Veronica Alvarez on July 16, 2010

EXHIBIT J

LIQUOR LICENSE MANAGEMENT AGREEMENT

          THIS LIQUOR LICENSE MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of __________, 2010, by and between ____________________ (“Licensee”), _________________________ (“Owner”), and _________________________ (“Lessee”).

W I T N E S S E T H:

          WHEREAS, Owner is acquiring the Hotel located at __________________ and the related facilities (“Hotel”), and leasing the Hotel to Lessee;

          WHEREAS, Licensee is the holder of a liquor license (“License”) issued for the Hotel;

          WHEREAS, Lessee and/or its designee intend to obtain a new liquor license in the name of Lessee or its designee, or to effect a transfer of the existing License to Lessee or its designee (“New License”);

          WHEREAS, Owner and Lessee desire that Licensee provide certain services with respect to alcoholic beverage sales and service within the Hotel under the License (“Beverage Operations”) until such time as the New License is issued; and

          WHEREAS, the parties to this Agreement desire to cooperate in making certain that alcoholic beverage sales and service within the Hotel continue in a professional and orderly fashion during the transition of ownership and issuance of the New License.

          NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Licensee, Lessee and Owner hereby agree as follows:

ARTICLE 1
Beverage Operations

          1.1 Appointment. Lessee hereby appoints Licensee, and Licensee hereby accepts the appointment, as the interim manager of the Beverage Operations.

          1.2 Inventory and Supplies. Lessee, at its expense, shall provide during the Term (as defined below) hereof all operating equipment, fixtures, furnishings and furniture, and supplies, including glassware (“Operating Supplies”) necessary to manage the Beverage Operations in a manner consistent with operating practices during the twelve (12) months preceding the acquisition of the Hotel by Owner and in a professional manner consistent with the management of hotels of a quality and type similar to the Hotel. Licensee shall have the right to use the Operating Supplies in the conduct of providing its services under this Agreement, in its discretion. Lessee shall bear all risk of loss with respect to Operating Supplies.

          1.3 Term. Unless terminated sooner under another provision of this Agreement, the term of this Agreement (“Term”) shall commence on the date hereof and terminate immediately upon the earlier of (i) the date on which the applicable licensing authority issues the New License, or (ii) one hundred twenty (120) days after the date hereof. Clause (ii) of the preceding sentence notwithstanding, the Term may be extended by Owner or Lessee for one or more additional periods of up to sixty (60) days each upon notice to and consent by Licensee. Licensee agrees that it will not unreasonably withhold, condition or delay its consent to an extension of the Term so long as Lessee or its designee has filed the application and is diligently pursuing the New License.

ARTICLE 2
Revenue and Expenses

          2.1 Revenues and Expenses. All gross revenue and receipts derived from management of the Beverage Operations shall be the exclusive property of Licensee. Said revenues and receipts shall be collected and retained by Licensee, and used to pay the expenses of operations in accordance with Section 2.2 below.

          2.2 Licensee Expenses. During the Term, Licensee shall not be responsible for any expenses incurred in connection with Beverage Operations including, but not limited to, all expenses incurred by Licensee to maintain designated personnel at the Hotel pursuant to Section 3.1 hereof.. Licensee shall use the revenues and receipts it collects from Beverage Operations to pay the expenses of Beverage Operations during the Term (including any extension thereof). In the event that the revenues and receipts from Beverage Operations are less than the expenses of Beverage Operations, Lessee shall reimburse Licensee promptly upon demand, for any shortfall. In the event that the revenues and receipts from Beverage Operations exceed the expenses of Beverage Operations, Licensee shall turn over to Lessee the excess promptly at the end of the Term.

ARTICLE 3
Operations

          3.1 Authority and Duties.

          (a) Licensee will perform or cause to be performed all duties required or desirable in the management and operation of the Beverage Operations to maintain the Beverage Operations in compliance with the laws and regulations of the jurisdiction that issues the License. Licensee’s duties shall include, but not be limited to, the supervision of, and arrangement for, the employment of a sufficient number of adequately trained staff. Licensee shall also make all purchases necessary for the continued Beverage Operations.

          (b) During the Term, Licensee shall supervise all Beverage Operations activities until such time as the New License is issued to Lessee or its designee.

          (c) The Beverage Operations shall be operated according to Licensee’s customary standards and practices and in a lawful manner in compliance with all laws and regulations of the jurisdiction that issues the License. Final decisions regarding: (i) permitted activities, (ii) methods of operation, and (iii) all issues or matters relating to compliance with laws and regulations, shall be made by Licensee in its sole, but reasonable, discretion.

          3.2 Employees. Licensee shall arrange for the employment, direction, control and discharge, as the case may be, of all personnel employed in the Beverage Operations, subject, however, to the terms of the management agreement between White Lodging Services Corporation (“Management Company”) and Lessee for the Hotel (“Management Agreement”). Licensee will not knowingly employ any person who is disqualified from being employed on an alcoholic beverage licensed premise.

          3.3 Records. Licensee shall arrange for the keeping of full and adequate books of account and other records reflecting the Beverage Operations.

          3.4 Maintaining License; Assisting Lessee Obtain New License. Licensee shall exercise all commercially reasonable efforts to keep the License in full force and effect throughout the Term. Licensee shall also exercise all commercially reasonable efforts to cooperate with Lessee in Lessee’s efforts to obtain the New License. All costs, charges and expenses incurred by Licensee in connection with maintaining the License and/or assisting Lessee to procure a New License shall be paid pursuant to the provisions of Section 2.2 above.

          3.5 Appointment of Lessee as Agent. Licensee hereby appoints Lessee, and Lessee hereby accepts the appointment, as Licensee’s agent to perform, and Lessee agrees to perform,

all of Licensee’s obligations and undertakings under Sections 3.1, 3.2, 3.3 and 3.4. Licensee and Lessee acknowledge and agree that Lessee shall have the right to appoint Management Company as its subagent to perform some or all of the obligations of Lessee under Sections 3.1, 3.2, 3.3 and 3.4.

ARTICLE 4
Insurance

          4.1 Maintenance of Insurance.

          (a) During the term of this Agreement, Lessee agrees to maintain, at its sole cost and expense, a policy of general liability insurance, including liquor liability coverage, on an occurrence basis, with liability limits equal to the greater of (i) $1,000,000 per occurrence, and $2,000,000 in the aggregate, or (ii) the amount required by the Management Agreement. Such policies shall name Licensee and Licensee’s employees as additional insureds, shall include coverage for damages arising out of the acts of Licensee and Licensee’s employees, and shall provide that such policy is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Licensee and the employees. Lessee also agrees to maintain such other types of insurance, and in such amounts, as may be required by the Management Agreement.

          (b) The policies of insurance maintained by Lessee shall not be cancelable during the Term.

          4.2 Waiver of Subrogation. Lessee shall cause all policies of insurance maintained pursuant to the terms hereof to provide that the insurance company will have no right to subrogation against Licensee or any of Licensee’s agents or employees or affiliates.

          4.3 Indemnity. Lessee shall indemnify, defend, and hold Licensee and its agents, partners, employees, subsidiaries, parents and affiliates (“Licensee’s Agents”) harmless from any and all liabilities, damages, claims, costs, penalties, citations, enforcement actions, losses, or expenses (including reasonable attorneys’ fees and expenses) incurred by Licensee’s Agents in connection with this Agreement or the Beverage Operations from and after the date hereof, except for matters that arise due to the gross negligence or willful misconduct of Licensee. Owner and Lessee hereby acknowledge and agree that Licensee shall have no liability for, and the foregoing indemnity shall expressly apply to, without limitation, any liabilities, damages, claims, costs, penalties, citations, enforcement actions, losses, or expenses arising out of the acts or omissions of Owner, Lessee or Management Company, and that the acts and omissions of Owner, Lessee and Management Company shall not be imputed to or upon Licensee, by reason of their status as agent or subagent of Licensee or otherwise. Owner and Lessee hereby waive any claim or defense of imputed liability against Licensee for the act or omissions of Owner,

Lessee or Management Company. {Note – Modify if White Lodging Services Corporation is the Licensee}

ARTICLE 5
Events of Default, Termination

          5.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

          (a) The failure of any party to pay when due any amount payable to the other party under this Agreement for a period of five (5) days after written notice from the other party that such payment is due and payable; or

          (b) Lessee or Licensee fails to remedy any other breach of its obligations under this Agreement within fifteen (15) days (or such longer time as the other party may in writing allow), after receipt of written notice from the other party.

          5.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, the non-defaulting party may terminate this Agreement upon written notice to the other party and, except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, and except as otherwise provided in Section 6.2 hereof, all obligations hereunder shall cease. In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons for default set forth in any notice sent pursuant to this Agreement.

ARTICLE 6
Miscellaneous

          6.1 Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or delivered by reputable overnight delivery service with proof of delivery or mailed by registered or certified mail, return receipt requested, addressed, if to Licensee, at 1000 East 80th Place, Suite 600 North, Merrillville, Indiana 46401, Attn: Lawrence E. Burnell, with copies to Carol Ann Bowman, 1000 East 80th Place, Suite 700 North, Merrillville, Indiana 46410 and M. Jay Yurow, at Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, and, if to Lessee, at _________________________, with a copy to______________________, Attn: ________________________, and, if to Owner, at _________________________, with a copy to ________________________________________, Attn: ____________________, or to such other addresses as Licensee, Lessee or Owner shall designate in the manner herein provided.

          6.2 Survival. Unless expressly stated to the contrary, all obligations for any payment or reimbursement by one party to the other shall survive the end of the Term and the termination of this Agreement. The provisions of Sections 4.2 and 4.3 of this Agreement shall survive the end of the Term and the termination of this Agreement.

          6.3 Partial Invalidity. If any of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree, or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, provided that the economic basis of this Agreement is not hereby altered. Nothing in this Agreement shall be considered or construed to grant any rights or obligations other than in accordance with all legal requirements in connection with the sales and services relating to alcoholic beverages.

          6.4 Modifications; Waivers. This Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

          6.5 Governing Law. This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the jurisdiction that issues the License and the courts of such jurisdiction shall have jurisdiction over any matters arising hereunder. Lessee agrees to comply with all laws and regulations and ordinances of the jurisdiction that issues the License.

          6.6 Assignment. Except as expressly provided in this Agreement, no party hereto may assign or transfer any of its rights or obligations under this Agreement to any other person, firm or company without the written consent of the other parties.

[Signature page follows]

          IN WITNESS WHEREOF, Licensee, Lessee and Owner have duly executed this Agreement as of the day and year first written above.

LICENSEE:

By:

Name:

Title:

LESSEE:

By:

Name:

Title:

OWNER:

By:

Name:

Title:

EXHIBIT K

OTHER CONTRACTS

1. Purchase Contract between Mishares, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Mishawaka Residence Inn)

2. Purchase Contract between Mettares, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Lake Forest/Mettawa Residence Inn)

3. Purchase Contract between Mettawhite, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Lake Forest/Mettawa Hilton Garden Inn)

4. Purchase Contract between Parmer Lane Associates III, L.P., as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Austin Hilton Garden Inn)

5. Purchase Contract between Schwhite, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Schaumburg Hilton Garden Inn)

6. Purchase Contract between Etkin White Novi, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Novi Hilton Garden Inn)

7. Purchase Contract between Fishspring, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Indianapolis SpringHill Suites)

8. Purchase Contract between Ausnorth FFIS Hotel, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Austin Fairfield Inn & Suites)

9. Purchase Contract between Whiteco Industries, Inc., as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Tampa Embassy Suites)

10. Purchase Contract between Ausnorth CY Hotel, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Austin Courtyard)

11. Purchase Contract between Happy Valley Res, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Phoenix Courtyard & Phoenix Residence Inn)

12. Purchase Contract between Chanprice, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Chandler Courtyard & Chandler Fairfield Inn & Suites)

13. Purchase Contract between Slicspring, LLC, as Seller, and Apple Nine Hospitality Ownership, Inc., as Buyer, dated September 10, 2010 (Salt Lake City SpringHill Suites)